EXHIBIT 10(iv)

Summary of Compensation Arrangements for Directors,

Chief Executive Officer and Certain Other Executive Officers

Noland Company does not have any employment agreements with its directors or employees. Provided below is a summary of Noland Company's compensation for its directors, chief executive officer, and certain other executive officers.

Summary of Directors' Compensation

All non-employee directors receive quarterly a deferred award of Noland Company common stock having an aggregate fair market value of $3,750, plus a cash payment of $1,000 per committee meeting attended ($500 if attended by telephone).

Employee directors do not receive additional compensation for their service on the Board of Directors.

Summary of Chief Executive Officer's Compensation

Base Salary. On January 28, 2005, the Executive Compensation Committee approved a base salary for Lloyd U. Noland, III as Chief Executive Officer, of $217,500 for 2005.

Annual Incentive Award. On January 28, 2005, the Executive Compensation Committee approved an annual incentive award for 2004 for Mr. Noland of $195,000.

The Executive Compensation Committee will consider an annual incentive award for Mr. Noland for 2005. In determining annual incentive awards for Mr. Noland, the Executive Compensation Committee considers quantitative performance metrics, including revenue; profit margins; profits before LIFO adjustments, extra compensation and income taxes; and the CEO's performance against previously established targets.

Salary of Other Executive Officers

Base Salaries. On January 28, 2005 the Executive Compensation Committee approved the following base salaries to become effective during 2005 for the executive officers (other than the CEO) named in the 2004 Proxy Statement (the "Named Executive Officers"):

Name	Annual Base Salary
Arthur P. Henderson, Jr.	$114,000
Kenneth C. King*	$149,000
Jean F. Preston	$135,000
Benjamin A. Williams, III	$154,500

*Until retirement on April 1, 2005.

Annual Incentive Awards. On January 28, 2005, the Executive Compensation Committee approved annual incentive awards for 2004, payable in cash, to the Named Executive Officers, as follows:
Name	Annual Incentive Award
Arthur P. Henderson, Jr.	$130,000
Kenneth C. King	$175,000
Jean F. Preston	$120,000
Benjamin A. Williams, III	$110,000

The Executive Compensation Committee will consider annual incentive awards for the Company's executive officers for 2005. In determining annual incentive awards, the Executive Compensation Committee considers quantitative performance metrics, including revenue; profit margins; profits before LIFO adjustments, extra compensation and income taxes, and the executive's performance against previously established targets.